Exhibit 99.1

Trustees of MGF Approve Level Distribution Plan

Contact: John Reilly  617-954-5305                                                               For Release: Immediate

BOSTON (July 27, 2007) — The Board of Trustees of MFS Government Markets Income Trust (NYSE: MGF) has approved the adoption of a level-distribution plan whereby the Trust will, beginning in October 2007, make monthly distributions to its common shareholders at an annual minimum fixed rate of 7.25% based on average monthly net asset value of the Trust’s common shares.

The purpose of the plan is to provide shareholders with a predictable fixed minimum rate of distribution.  The Trust’s adviser, MFS Investment Management, recommends the plan and has advised the Board that the plan may have the effect of narrowing or eliminating the share price discount to net asset value (NAV) at which the Trust’s shares trade, although there can be no assurance in this regard.

While the goal of the level-distribution plan is to set a minimum distribution rate, the plan entails risks.  The distribution rate of 7.25% currently exceeds the Trust’s net investment income, which is interest on debt securities net of Trust expenses.  As a result, distributions may include return of shareholder capital if earnings from other sources, such as foreign currency gains and capital gains, when combined with the Trust’s net investment income, are less than the 7.25% distribution rate.  Any such returns of capital will decrease the Trust’s total assets and may increase the Trust’s expense ratio.

In addition, if the level-distribution plan results in the distribution of realized capital gains, certain tax rules may eliminate the benefit of capital loss carryforwards and result in long-term capital gains being taxed at ordinary income tax rates.   MFS does not believe that this is likely to occur in the next year because in the aggregate the Trust’s portfolio currently has net unrealized capital losses.  The Board will review the plan periodically and determine whether any modifications to the plan are warranted.

The Investment Company Act of 1940 currently limits the number of times long-term capital gains may be distributed in any tax year, which could prevent the Trust from making distributions up to the rate specified in the level-distribution plan in certain circumstances.  The Trust currently has substantial capital loss carryforwards, and realized and unrealized net capital losses in its portfolio, which MFS believes, absent unusual changes to current market conditions, will be sufficient to offset the Trust’s long-term capital gains.

MFS believes the Trust will be able to make distributions in accordance with the plan for at least a year without exceeding the 1940 Act limits on long-term capital gains distributions.  The Trust intends to file for exemptive relief from the Securities and Exchange Commission to allow it to distribute long-term capital gains more frequently than is otherwise permitted under the 1940 Act.  There is no assurance that such exemptive relief will be granted, or, if granted, that it will be granted prior to when the Trust may be required to deviate from the level-distribution plan to comply with the 1940 Act limitations.

As previously reported, in April 2007 the Board also approved MFS’ recommendation to change the Trust’s investment strategy and a proposal to seek shareholder approval to allow the Trust to use leverage.  Pursuant to the revised investment strategy, the Trust plans to seek a higher yield from the portion of the portfolio not required to be invested in U.S. government or agency securities, by investing in such asset classes as corporate bonds and emerging market debt.  MFS believes that while these investments may entail greater risk and increase portfolio volatility, they are consistent with the Trust’s investment objective and policies.

If approved by shareholders, the new leverage policy would allow the Trust to strategically incur indebtedness of up to 33⅓ percent of its assets at short-term rates and invest the proceeds in obligations that pay longer-term rates.  Such borrowing would occur when short-term rates are lower than long-term rates to provide the Trust with the potential to earn the difference between the long-term rates earned on investments and the short-term rates paid on the borrowing.  MFS expects that this can increase the investment performance of the Trust.  Shareholders will vote on the leverage proposal at the November 1, 2007 annual meeting.  Leveraging is a speculative technique which will generally increase the volatility of the Trust’s NAV and possibly the market price of its common shares.

Both of these measures are designed to provide a more competitive distribution yield and potentially narrow the Trust’s share price discount to NAV (although no assurance can be given that such measures will reduce the discount).

MFS manages $192 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of March 31, 2007. The company traces its origins to 1924 and the creation of America’s first mutual fund.

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund’s performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund’s investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

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